[GENERAL BINDING CORPORATION LOGO]
WILLIAM N. LANE, III
Chairman

                                                                  March 30, 1998

To GBC stockholders:

     You are cordially invited to attend the GBC annual meeting of stockholders, which will be held on Tuesday, May 5, 1998 at 3:30 p.m. at the Holiday Inn North Shore, 5300 W. Touhy Av., Skokie, Illinois.

     At the meeting we shall report to you on the current business and developments at GBC. The Board of Directors and many of our executives will also be present to discuss the affairs of the Company with you. After the meeting, Company products will be demonstrated and refreshments will be served.

     Please sign and return the enclosed proxy card to assure that your shares will be represented. If you plan to attend the meeting, please so indicate in the appropriate space provided on the card. The proxy will not be used if you do attend and wish to vote in person.

                                           Sincerely yours,

                                           William N. Lane, III

                                           WILLIAM N. LANE, III
                                           Chairman

                          GENERAL BINDING CORPORATION

                                   NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 5, 1998

                                                            Northbrook, Illinois
                                                                  March 30, 1998

     The annual meeting of the stockholders of General Binding Corporation (the "Company") will be held on Tuesday, the 5th day of May, 1998 at 3:30 p.m. local time, at the Holiday Inn North Shore, 5300 W. Touhy Avenue, Skokie, Illinois for the following purposes:

     1. To elect a board of ten directors for the ensuing year.

     2. To act upon a proposal to ratify the selection of Arthur Andersen & Co. as independent public accountants for the fiscal year 1998.

     3. To transact such other business as may properly come before the meeting.

     The transfer books will not be closed. Only stockholders of record, at the close of business on March 18, 1998, are entitled to notice of and to vote at this meeting or any adjournment thereof.

     In order that your shares may be represented at the meeting, in the event you are not personally present, please sign the proxy and return it in the enclosed envelope.

                                           By order of the Board of Directors

                                           Steven Rubin

                                             STEVEN RUBIN

                                             Vice President, Secretary &
                                             General Counsel

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN ORDER THAT YOUR SHARES WILL BE VOTED. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                          GENERAL BINDING CORPORATION
                                 ONE GBC PLAZA
                           NORTHBROOK, ILLINOIS 60062

                               ------------------

                                PROXY STATEMENT

           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 5, 1998

                               ------------------

     The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time before it is exercised, but if not revoked, the shares represented by the proxy will be voted. If the proxy card is marked to indicate a choice, the shares will be voted as directed. If no indication is made, the proxy will be voted FOR the election of directors and FOR the ratification of the selection of Arthur Andersen & Co. as independent auditors. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted or by attending the meeting and voting your shares in person. The expense incurred in the solicitation of the proxies will be borne by the Company. In addition to this solicitation by mail, proxies may be solicited by officers, directors, and regular employees of the Company, without extra compensation, personally and by mail, telephone or telegraph. Brokers, nominees, fiduciaries and other custodians will be required to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. This Proxy Statement and the enclosed Proxy are being sent to the stockholders of the Company on or about March 30, 1998.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The voting securities entitled to vote at the meeting are 13,321,395 shares of Common Stock entitled to one vote per share and 2,398,275 shares of Class B Common Stock entitled to fifteen votes per share. The record date for determination of stockholders entitled to vote at the meeting is March 18, 1998. By virtue of Lane Industries, Inc. direct ownership of the Common Stock and Class B Common Stock as described below, it controls 88% of the eligible votes at the meeting.

     Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Broker non-votes will not be counted as shares present and entitled to vote nor as a vote cast on any matter presented at the meeting. Directors are elected by a plurality of the votes of the shares present and entitled to vote. Accordingly, abstentions and broker non-votes will not have any effect on the election of directors. Action on any other matter is approved by a majority vote of the shares present and entitled to vote at the meeting. Accordingly, abstentions will have the effect of a negative vote on such matters.

     Lane Industries, Inc. intends to vote its shares for the election as directors of the nominees named herein and to ratify the selection of independent public accountants.

     The following beneficial owners of the Company's equity securities are the only persons known to management of the Company who beneficially owned more than five per cent of any class of the Company's voting securities as of February 28, 1998:

                                                                         AMOUNT AND NATURE OF       PERCENT
     CLASS OF STOCK                    NAME AND ADDRESS                  BENEFICIAL OWNERSHIP       OF CLASS
     --------------                    ----------------                  --------------------       --------
Class B Common Stock.....    Lane Industries, Inc.                            2,398,275(1)(3)          100
                               One Lane Center
                               Northbrook, IL 60062
Common Stock.............    Lane Industries, Inc.                            9,781,334(2)(3)         62.2(4)
                               One Lane Center
                               Northbrook, IL 60062
Common Stock.............    Ariel Capital Management, Inc.                   1,471,891(5)             9.4(4)
                               307 N. Michigan Ave.
                               Chicago, IL 60601

---------------
(1) Class B Common Stock is convertible into Common Stock at the rate of one share of Common Stock for each Class B share upon presentation of a Class B share to the transfer agent.

(2) Includes the 2,398,275 Class B shares described in Note (1).

(3) Lane Industries, Inc. has the sole power to vote and to dispose of these shares. The voting stock of Lane Industries, Inc. is owned by various trusts under which certain members of the family of William N. Lane, deceased, are beneficiaries. William N. Lane, III, Chairman and a Director of the Company and other members of the Lane family are considered to have control of Lane Industries, Inc. by virtue of their control of the voting stock of Lane Industries, Inc. through a Voting Trust Agreement under which they act as Voting Trustees.

(4) As a percent of the outstanding shares after giving effect to the possible conversion of Class B Common Stock described in Note (1).

(5) As of December 31, 1997 based upon information provided in a Schedule 13-G filed with the Securities and Exchange Commission and dated February 10, 1998. Ariel Capital has sole dispositive power over all of these shares, has sole voting power over 1,365,316 of these shares, and shared voting power over 23,775 of these shares.

                             ELECTION OF DIRECTORS

     It is intended that the proxy will be voted for the election of the ten nominees for director named below except in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. All of the nominees are current directors and were elected by the stockholders except for Mr. Miller who was elected to the Board by the other directors on October 15, 1997. There are no family relationships among any of the nominees.

     No circumstances are now known which would render any nominee named herein unavailable. The nominees of Management for election to the Board of Directors, each to hold office until the next annual meeting, or until his successor is elected, are as follows:

                                                                                  COMMON STOCK
                                           FIRST YEAR                             BENEFICIALLY         PERCENT
                                            ELECTED       PRESENT POSITION            OWNED               OF
             NAME AND AGE                   DIRECTOR        WITH COMPANY        FEBRUARY 28, 1998      CLASS(A)
             ------------                  ----------     ----------------      -----------------      --------
Richard U. De Schutter, 57.............       1997       Director(b)                   1,000                0
Theodore Dimitriou, 71.................       1991       Director(c)                   2,000                0
Rudolph Grua, 69.......................       1984       Director(d)                  48,964(e)            .3
Thomas V. Kalebic, 54..................       1977       Director(f)                  77,505(g)            .5
William N. Lane, III, 54...............       1977       Chairman and                261,602(i)           1.6
                                                           Director(h)
James A. Miller, 55....................       1997       Director(j)                       0                0
Arthur C. Nielsen, Jr., 79.............       1966       Director(k)                  25,500               .2
Govi C. Reddy, 53......................       1994       President and Chief          39,855(m)            .3
                                                           Executive
                                                           Officer, and
                                                           Director(l)
Warren R. Rothwell, 81.................       1961       Director(n)                  22,213(o)            .1
Robert J. Stucker, 53..................       1987       Director(p)                   4,500                0
All Officers and Directors as a
  group................................                                              918,728(q)           5.8

---------------
(a) As a percent of outstanding shares after giving effect to the possible issuance of shares pursuant to the Company's stock option plans described below and the possible conversion of the Class B Common Stock (see note (1) to Voting Securities and Principal Stockholders). Percentages less than .1% are shown as 0%.

(b) Mr. De Schutter is currently the Chairman of the Board and Chief Executive Officer of G.D. Searle & Co., a specialty pharmaceutical and foods company, and has been in that position since April, 1995. Prior to assuming those responsibilities he had been President of Searle since December, 1991.

(c) Mr. Dimitriou is currently the Chairman, and has been for more than the past five years, the Chairman and a director of Wallace Computer Services, Inc., a business forms and computer service and supply company.

(d) Mr. Grua is a retired investor. Prior to his retirement at the end of 1995 he had been the Company's President and Chief Executive Officer since May 1, 1984. He is also a director of the Varlen Corporation.

(e) Includes 11,143 shares owned by Mr. Grua's wife, beneficial ownership of which is disclaimed.

(f) Mr. Kalebic is currently Executive Vice President, Chief Operating Officer and a Director of Lane Industries, Inc., a company with hotel, home security, farming and ranching operations in addition to other investments. He has been an officer of Lane Industries, Inc. since 1975 (see (i) below). Mr. Kalebic is also a Voting Trustee under the Agreement referenced in note
     (3) to Voting Securities and Principal Stockholders.

(g) At March 1, 1998 Mr. Kalebic had outstanding options to acquire from Lane Industries, Inc. up to 180,000 shares of the Company's Common Stock at prices ranging from $14.50 to $30.00 each. Of those outstanding options 20,250 were exercisable on March 1, 1998 but are not included in the figure included in the table.

(h) Mr. Lane is the Chairman, President and a Director of Lane Industries, Inc., and has served in such capacity since September, 1978. He was elected Chairman of General Binding Corporation in May, 1983. He also currently serves as a director of Wallace Computer Services, Inc.

(i) Does not include 9,781,334 shares owned by Lane Industries, Inc., an associate of Mr. Lane, III (see notes (2) and (3) to Voting Securities and Principal Stockholders). Also includes 20,000 shares exercisable under stock options by May 1, 1998.

(j) Mr. Miller is currently the President, CEO and a director of Alliant FoodService, Inc. a broadline food-service distributor. Prior to his appointment to this position in 1995, he had been serving, since 1991, as President of Kraft Food Service, the predecessor to Alliant.

(k) Mr. Nielsen is Chairman Emeritus of the A. C. Nielsen Co. and now acts as a consultant to that Company.

(l) Mr. Reddy became a director in June, 1994 and was named the Company's President and Chief Executive Officer effective January 1, 1995. He has been employed by the Company since July, 1978 in various management positions, the most recent of which was Senior Vice-President of Subsidiary Operations and President of the Company's laminating film division.

(m) Includes 13,500 shares exercisable under stock options by May 1, 1998.

(n) Mr. Rothwell is a private investor. He was the Company's President on an interim basis from November, 1983 to May, 1984. He had previously been the Company's Chairman since November, 1978 until his retirement from that position in May, 1983.

(o) 1,213 of these shares are owned by Mr. Rothwell's wife. Mr. Rothwell disclaims beneficial ownership over these shares.

(p) Mr. Stucker is a partner with the law firm of Vedder, Price, Kaufman & Kammholz. He is also a director of Lane Industries, Inc. (see (i) above). Vedder, Price, Kaufman & Kammholz has performed legal services for the Company and Lane Industries, Inc. for many years and it is anticipated that they will continue to do so in the future.

(q) Includes 352,983 shares owned by the Company's Employee's 401-K Savings and Retirement Plan. Messrs. Kalebic, Lane and Reddy share the power to direct the disposition of these shares as members of the Company's Executive Committee of the Board. The members of the Executive Committee disclaim beneficial ownership of these shares. Also includes 49,238 shares exercisable under stock options or exercisable by May 1, 1998 under the Company's stock option plans.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon the Company's review of such forms and, if appropriate, representations made to the Company by any such reporting person concerning whether a Form 5 was required to be filed for the 1997 fiscal year, the Company is not aware that any of its directors and executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the period commencing January 1, 1997 through December 31, 1997, except that Eugene J. Angel, President of the Company's U.S. Ring Binder Corp. subsidiary filed one Form 4, reporting an immediate sale of an exercised stock option, late due to an inadvertent administrative error. The transaction set forth in this one late report did not result in any short-swing profits (under Section 16(b) of the Exchange Act) for Mr. Angel.

                         STOCK OWNERSHIP OF MANAGEMENT

     Following is information with respect to the ownership of the Company's Common Stock by those non-director executive officers named in the Senior Executive Compensation Table found on page 11 hereinafter.

                                                                      COMMON STOCK
                                                                      BENEFICIALLY
                                          PRESENT POSITION                OWNED
               NAME                         WITH COMPANY            FEBRUARY 28, 1998
               ----                       ----------------          -----------------
Howard B. Green....................  Group President, Office             26,000
                                     Products
Elliott L. Smith...................  Group President,                    21,234(a)
                                     Desktop Finishing
Walter M. Hebb.....................  Senior Vice President,              13,826(a)
                                     Strategic Planning/Business
                                     Development

---------------
(a) Includes the following number of shares that could be obtained by exercising options under the Company's stock option plans by May 1, 1998 -- 5,875 for Mr. Smith and 4,775 for Mr. Hebb.

                     BOARD OF DIRECTORS AND COMMITTEE DATA

     The Board of Directors has appointed a standing Audit Committee. No nominating committee has been appointed.

     The current members of the Audit Committee are Messrs. Nielsen (Chairman), DeSchutter, Dimitriou, Kalebic and Lane, III. The Committee (a) recommends to the entire Board the firm to be retained each year as independent public accountants, (b) reviews the scope of the audit to be performed by the public accountants, (c) reviews the reports of the public accountants and (d) periodically meets with the Company's internal auditors and financial management to review the internal audit and control methods and procedures of the Company, reporting thereon to the entire Board. The Audit Committee met four times in 1997.

     The Board has also appointed a standing Executive Committee, which consists of Messrs. Lane, Reddy, and Kalebic. This Committee is responsible for the review of the Company's operations and finances. Included within these responsibilities is the control and implementation of compensation policies and programs for the Company's senior executives. The Executive Committee met 18 times in 1997.

     There were six meetings of the Board of Directors during 1997. Each member of the Board attended at least 75% of all board and committee meetings of which the director was a member during the year.

                            DIRECTOR'S COMPENSATION

     Directors who are not employees of the Company receive an annual director's fee of $20,000 and are paid $1,000 for each Board meeting attended and $500 for each Audit Committee meeting attended. Employee directors receive $1,000 per meeting for attending regularly scheduled Board meetings. In addition, Thomas V. Kalebic receives an annual fee of $5,000 to compensate him for Board Committee participation and for the additional service he provides the Company as a member of its Executive Committee. In addition to Board meeting fees, Rudolph Grua, in 1997, was paid a consulting fee of $50,000 and was paid $23,000 pursuant to a deferred compensation agreement he entered into with the Company when he was its President and Chief Executive Officer.

     Directors may elect to defer their annual and/or board meeting fees pursuant to a Phantom Stock Plan which was established by the Company in 1995. This Plan gives the Directors the ability to receive incentive compensation based on any appreciation of the common stock of the Company and on the dividends declared on such stock while the Directors remain in office. Management believes this Plan promotes a closer identity of interests between the Directors and the Company's shareholders.

     Any Director who elects to participate in the Plan receives Phantom Stock Units ("PSUS") in lieu of cash compensation for either or both of his annual director's or board meeting fees as he so chooses. PSUS received in lieu of the annual fee are credited as of the date of the Company's annual meeting of stockholders during the fiscal year in question. The number of PSUS credited is determined by dividing the amount of the annual fee by the average of the high and low prices at which the Company's common stock trades on the NASDAQ stock market on that date ("Value"). PSUS received in lieu of board meeting fees are credited to a Director's account at the Value on the day of the board meeting attended by the Director.

     Directors who maintain a PSUS account also receive Dividend Equivalents in a dollar amount equal to the cash dividend which the Director would have been entitled to receive if he had been the owner, on the record date for a dividend paid on the Company's common stock, of a number of shares of common stock equal to the total PSUS then credited to the Director's account. Dividend Equivalents are converted into PSUS and credited to the Director's PSUS account at the Value existing on the last day of each fiscal year.

     A participating Director may only redeem his PSUS account through a lump sum cash payment within thirty (30) days after he ceases to be a member of the Board, and his rights under the Plan may not be assigned, encumbered or otherwise transferred except to a designated beneficiary in the event of the death of a participant. PSUS have no voting or other shareholder rights attached to them and the Company's obligation to redeem any PSUS is unsecured.

     At December 31, 1997, the PSUS account balances for the following named Directors were:

                                                                              PHANTOM STOCK UNIT
                                                                                ACCOUNT BALANCE
                                                PHANTOM STOCK UNITS            DECEMBER 31, 1997
                  DIRECTOR                        EARNED IN 1997       (IN TOTAL UNITS)    ($ VALUE (1))
                  --------                      -------------------    ----------------    -------------
William N. Lane, III........................          244.936               646.481           19,516
Richard U. DeSchutter.......................          877.906               877.906           26,502
Theodore Dimitriou..........................          848.101             2,236.130           67,503
Thomas V. Kalebic...........................          780.855             2,303.209           69,528
James A. Miller.............................          353.345               353.345           10,667
Arthur C. Nielsen, Jr.......................          841.101             1,664.185           50,238
Govi C. Reddy...............................          245.936               736.984           22,248
Robert J. Stucker...........................          748.359             2,211.773           66,768

---------------
(1) Based on $30.1875 Value.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

     During 1997 and currently, Mr. Kalebic, a member of the Company's Executive Committee, served as an officer and director of Lane Industries, Inc. of which William N. Lane, III, the Company's Chairman is also the Chairman and Chief Executive Officer (see notes (f) and (i) to Election of Directors and Transactions with Management).

     During 1997 and currently, Mr. Lane has acted as Chairman of the Compensation Committee of the Board of Directors of Wallace Computer Services, Inc. of which Mr. Theodore Dimitriou, a Director of the Company, is Chairman of the Board.

     During 1997, executive officer compensation matters were principally decided by the Company's Executive Committee of the Board of Directors with the Board in whole having oversight authority. The Executive Committee and the Board also considered recommendations made by the Stock Option Plan Administrative Committee, whose members are currently Mr. Dimitriou, Mr. Rothwell and Mr. Miller, with respect to stock option matters. As members of the Company's Board and its Executive Committee, Messrs. Lane and Reddy participated in deliberations concerning their own compensation and the compensation of the other executive officers of the Company.

                     EXECUTIVE OFFICERS OF THE COMPANY (1)

               NAME AND AGE                                       TITLE
               ------------                                       -----
William N. Lane, III, 54..................  Chairman
Govi C. Reddy, 53.........................  President and Chief Executive Officer
Howard B. Green, 42.......................  Group President, Office Products
Elliott L. Smith, 63......................  Group President, Desktop Finishing
Walter M. Hebb, 58........................  Senior Vice President, Strategic Planning/Business
                                            Development
William R. Chambers, Jr., 43..............  Vice President & Chief Financial Officer
William P. Heffernan, 41..................  Vice President, Acquisitions
Steven Rubin, 50..........................  Vice President, Secretary and General Counsel
Wally G. Schnell, Jr., 52.................  Vice President, Business Technology
Perry S. Zukowski, 39.....................  Vice President, Human Resources

---------------
(1) All of the above-named officers have been actively engaged in the business of the Company as Company employees for the past five years, in the capacity indicated above or in a substantially similar capacity, except: Govi C. Reddy, who before being named President and Chief Executive Officer on January 1, 1995 had been employed by the Company in various management positions since July, 1978 the most recent of which was Senior Vice President, Subsidiary Operations and President of the Company's Film Products division; Howard B. Green, who was hired by the Company in January, 1997 upon the Company's acquisition of the assets and business of the Quartet Manufacturing Company, a manufacturer of visual presentation products, where he had been Quartet's Chief Executive Officer for more than the past five years; Walter M. Hebb, who had served as the Company's Senior Vice President, Corporate Development prior to his appointment to the position of Senior Vice President, Asia Pacific in July, 1995 for which he served until appointed to this position in January, 1998; Elliott L. Smith, who before being named to this position on

    April 1, 1998 had been the Company's Executive Vice President for more than the past five years; William R. Chambers, who before being named to this position in August, 1997 had been the Company's Director of Manufacturing Development since November, 1995 and prior to that time was the owner and chief executive officer of a custom exhibit manufacturing and service company; William P. Heffernan, who before being named to this position in February, 1997, had been the Company's Vice President, Business Technology since January, 1995 and had been prior to that time the Treasurer of Lane Industries, Inc. since April, 1994 and for the five years prior to that time had been the Company's Corporate Controller; Wally G. Schnell, Jr., who before joining the Company in February, 1997 had been the Managing Director of SHL Systemhouse, a systems integration and outsourcing firm since April, 1995, and prior to that time had been the Director of Information Services for Wallace Computer Services, a business forms and computer service and supply business for more than five years; and Perry S. Zukowski, who before being named to this position in March, 1998 had been the Company's Asst. Vice President, Human Resources since March, 1997 and for the four years prior to that had been Asst. Treasurer & Risk Management Director for Lane Industries, Inc.

     There is no family relationship between any of the above named officers. All officers are elected for a one-year term by the Board of Directors or until reelected.

         BOARD EXECUTIVE COMMITTEE AND STOCK OPTION PLAN ADMINISTRATIVE
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In 1997, the Executive Committee of the Board of Directors approved the compensation policies and programs of the Company as they pertained to the Company's executive officers, with the Board having oversight responsibility on these issues. This Committee will also bear this responsibility for the year 1998. The members of the Executive Committee were Messrs. Kalebic, Lane and Reddy. Mr. Lane and Mr. Reddy are current officers and employees of the Company.

     The Company and the Committee have maintained the philosophy that executive officer compensation should be directly and materially linked to operating performance. Thus, executive officer compensation is heavily weighted towards bonuses paid on the basis of both corporate and personal performance and the growth in wealth that can be achieved through the exercise of options in the Company's common stock. Therefore, in years when the Company has had excellent earnings growth, such as in 1997, its executive officers have been justly rewarded.

     The principal components of the compensation package for executive officers of the Company are salary, bonus, and stock options. The Committee believes that the compensation packages for the CEO and other executive officers are typical of other companies of the same general size and necessary to attract, properly motivate and retain a quality management team which will best serve the interests of the stockholders.

     Based on information provided in various compensation surveys subscribed to and received by the Company, the salaries of the CEO individually and of all other executive officers are approved by the Committee. The Committee believes, based on this information, that the salaries paid in 1997 to Mr. Reddy, who was the Company's CEO in 1997, and the other executive officers, as well as their current salaries, are near the median of the average base salaries for executive officers of other comparable sized companies.

     Senior executive compensation is most closely related to corporate performance through awards made under the Management Incentive Compensation Plan (the "MIC Plan") and grants of options under the Company's 1989 Stock Option Plan. Under the MIC Plan participants can earn a bonus award, subject to minor adjustments, of up to 80% of annual salary.

     The amount of bonus awarded under the MIC Plan is based on a combination of achieving certain annual corporate objectives as well as individual performance objectives. In 1997 and again for 1998, the corporate performance objective is based on attaining a certain earnings per share ("EPS") level. In 1997, the Company achieved EPS that was within a range that had been targeted by the Committee and the Board of Directors. Based on the Company's 1997 EPS of $1.82 and Mr. Reddy's level of achievement of personal objectives, he was awarded, as CEO, a 1997 MIC Plan bonus of $225,004. The Chairman and the Committee determined that the CEO had met all of his personal objectives for the year.

     The Committee also strongly believes that the granting of stock options to the CEO and the other senior executives should be an integral portion of over-all executive compensation. The opportunity to provide wealth to the executive group through the growth in value of the Company's Common Stock is an integral means of aligning the interest of management with stockholders and helps focus the attention of management on the long-term success of the Company. Options are granted to the CEO and the other executive officers on a periodic basis by the Stock Option Plan Administrative Committee. Options awarded during 1997 reflect continuation of this policy through intermittent grants to the CEO and other executive officers based on their relative levels of compensation and responsibilities. In 1996, following review of input received from management and its compensation consultant, the Board of Directors adopted and the Shareholders approved an amendment and restatement of the 1989 Stock Option Plan to enable the Stock Option Plan Administrative Committee to grant longer term, performance-related options related to the achievement of the Company's multi-year performance targets.

     These longer-term performance options were granted on March 13, 1996. The options vest in full on September 13, 2005 and expire on March 13, 2006, subject to earlier vesting at the discretion of the Stock Option Plan Administrative Committee in the event certain levels of revenue growth, return on equity and growth in earnings per share of Common Stock are attained by the Company over a three-year period ending December 31, 1998. To the extent options become exercisable as a result of such performance, 50% of those options will be exercisable on March 13, 1999 and 50% on March 13, 2000, in each case to be exercised within four years of such date. The options will expire in the event the optionee's employment terminates, except in certain circumstances in the event of retirement, disability, death or involuntary termination without cause. If retirement, disability or death occurs during the three-year performance period, a pro rata portion of the option will remain outstanding until the end of the performance period at which time it will vest to the extent performance measures are attained and will be exercisable through March 13, 2000. If termination of employment occurs after the option has become exercisable, then the option may be exercised for a period of one year following such termination of employment due to death, disability or retirement, or three months in the event of involuntary termination without cause. Mr. Reddy received longer-term, performance options to acquire up to 36,000 shares of the Company's common stock at a price of $23 per share.

     To further enhance the aligning of management interest with that of the Stockholders, the Committee and the Board implemented an executive stock ownership program effective January 1,

1994. Under the terms of this program, the Company's senior officers, as well as certain other members of management, are encouraged to acquire and maintain a certain level of ownership of the Company's Common Stock. The level of required ownership call for ranges from a number of shares in value equal to or greater than one times annual salary for those employees with a salary level of $149,999 and below to two and one-half times salary for those employees with a salary level of $300,000 or above. Depending on length of service, an employee will have from five to seven years to attain their desired ownership levels, however, the Committee will monitor annually the progress being made by the employee to reach such level. If the Committee is not satisfied with the progress of share acquisition by any employee it could elect to recommend a reduction in future stock option grants to the affected employees by the Stock Option Plan Administrative Committee.

     Sec. 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Senior Executive Compensation Table that follows to $1 million, unless certain requirements are met. The Committee has determined not to modify the MIC Plan or any of the Company's other compensation programs at this time since compensation paid to executive officers under the current company programs would be less than the $1 million limit. In the future, the Committee will periodically review the necessity of modifying the compensation programs for executive officers so that the corporate tax deduction is maximized, however, it will retain the flexibility to not make such modifications when it deems such action to be in the best interests of the Company and its shareholders.

The Executive Committee  The Stock Option Plan
  Thomas V. Kalebic      Administrative Committee
  William N. Lane, III   Theodore Dimitriou
  Govi C. Reddy            Warren R. Rothwell
                           James A. Miller

                         SENIOR EXECUTIVE COMPENSATION

     The following table shows the compensation paid and accrued by the Company during the last fiscal year to each of its five highest paid senior executives, including the Chief Executive Officer and one additional highly compensated employee.

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                             ------------                        TOTAL
                                              ANNUAL COMPENSATION               AWARDS                        COMPENSATION
                                      ------------------------------------      ------                        ------------
                                                            OTHER ANNUAL       OPTIONS/        ALL OTHER       (TOTAL OF
          NAME AND                    SALARY    BONUS(1)   COMPENSATION(2)       SARS       COMPENSATION(3)     COLUMNS
     PRINCIPAL POSITION        YEAR   ($)(A)     ($)(B)        ($)(C)            (#)            ($)(D)          A-D)($)
     ------------------        ----   ------    --------   ---------------     --------     ---------------    ---------
William N. Lane, III.........  1997   230,000   115,000            --           15,000          11,700          356,700
  Chairman of the Board        1996   229,991   161,000            --           60,000          11,250          402,241
                               1995   210,865   150,500            45           10,000          11,535(4)       372,945
Govi C. Reddy................  1997   450,609   225,004        14,264           12,000          11,700          701,577
  President and Chief          1996   350,012   262,500        13,060           48,000          11,250          636,822
  Executive Officer            1995   294,234   225,000         9,327           25,000          11,535(4)       540,096
Howard B. Green..............  1997   300,000   302,400            --               --          32,750(6)       635,150
  Group President,
  Office Products(5)
Elliott L. Smith.............  1997   245,342   124,204         9,638            5,000          11,700          390,884
  Group President,             1996   228,385   119,902         9,371           17,000          11,250          368,908
  Desk Top Finishing           1995   217,795   108,265         6,513            2,500          11,941          344,514
Walter M. Hebb...............  1997   183,846        --         5,873            3,500          11,700          201,419
  Senior Vice President,       1996   173,731    84,693         6,643           13,000          11,250          276,317
  Strategic Planning/          1995   160,180    85,750         5,434            3,000           8,389          259,753
  Business Development
Richard R. Gilbert...........  1997   240,000   180,000            --               --          14,400(7)       434,400
  President, Quartet
  Manufacturing Co.
  Division(5)

---------------
(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of such year.

(2) The above named individuals receive certain non-cash personal benefits, the aggregate cost of which to the Company are below applicable reporting thresholds. The amounts included in this column represent the amounts reimbursed to the named individuals for income taxes attributable to such personal benefits.

(3) Unless otherwise noted below, these amounts for the year 1995 represent contributions by the Company to the Company's tax qualified Profit Sharing, Savings and Retirement Plan Trust and for the years 1996 and 1997 to the Company's 401-K Savings and Retirement Plan on behalf of the named individuals and to their respective accounts established pursuant to the Company's non-tax qualified Supplemental Deferred Compensation Plan.

(4) This amount also includes Board of Director's fees paid in 1995 to the following named individuals in amounts as follows -- Mr. Lane $1,000 and Mr. Reddy $1,000.

(5) Mr. Green and Mr. Gilbert were hired by the Company in January, 1997 in connection with the Company's acquisition of the business and assets of The Quartet Manufacturing Company. As part of that transaction, Messrs. Green and Gilbert entered into non-competition agreements with the Company for which the Company is paying Mr. Green $17,000 per month and Mr. Gilbert $10,000 per month. The Company's obligation under these non-competition agreements ceases on either

    January 15, 2000 or the date upon which the employment by the Company of the respective individuals terminates, whichever first occurs. The non-competition obligations of Messrs. Green and Gilbert continue for a period of three years following any termination of their employment with the Company. The non-competition consideration paid to Messrs. Green and Gilbert is treated as base compensation in addition to their salaries for purposes of any award they earn pursuant to the Company's Management Incentive Compensation Plan.

(6) Represents a $26,000 bonus paid to Mr. Green in lieu of retirement plan payments and a $6,750 Company contribution to his 401-K Savings and Retirement Plan account.

(7) Represents a $9,000 bonus paid to Mr. Gilbert in lieu of retirement plan payments and a $5,400 Company contribution to his 401-K Savings and Retirement Plan account.

                                RETIREMENT PLAN

     The Company maintains a Guaranteed Retirement Income Plan ("GRIP") covering all employees who participated in the Company's Profit Sharing Plan through December 31, 1995. GRIP provides in pertinent part for annual retirement benefits at age 65 after 30 years of benefit service equal to 50% of the average of the five highest consecutive years of compensation out of the last ten years worked. The retirement benefit is reduced by the annual income which would be provided by the purchase or funding of an annuity with the balance in the employee's retirement account under the Profit Sharing Plan and by 50% of the primary social security benefit payable at age 65. The amount of the retirement benefit and the social security offset are proportionately reduced for benefit service of less than 30 years. No benefit is payable, except in certain circumstances, to anyone with less than seven years participation in the Profit Sharing Plan. All benefits accruing and earned under GRIP for plan participants were frozen at the end of 1995 in connection with the Company's conversion of its Profit Sharing Plan to a 401-K Savings Plan. As a result, no GRIP participant can accrue any additional plan benefits while GRIP remains frozen.

     No contribution was made by the Company in 1997 for GRIP because the Plan has been actuarially determined to be currently overfunded with respect to any Plan liability to participants.

     All of the individuals listed in the cash compensation table presently participate in GRIP other than Mr. Green. For those individuals listed in the cash compensation table, their respective years of benefit service as of December 31, 1997 were as follows:

                                                              YEARS OF
                      INDIVIDUAL                           BENEFIT SERVICE
                      ----------                           ---------------
William N. Lane, III...................................          29
Govi C. Reddy..........................................          17
Elliott L. Smith.......................................           9
Walter M. Hebb.........................................           9

     Upon reaching age 65 the only individual named in the cash compensation table entitled to receive a GRIP benefit would be Mr. Smith and that benefit would be $556 per month.

                            STOCK OPTION INFORMATION

     The following table sets forth the details of options granted to the individuals listed in the Senior Executive Compensation Table during 1997. The second table in this section sets forth certain information with respect to options exercised by those individuals in 1997 as well as the value of their unexercised options at the end of the year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                          PERCENT OF
                            NUMBER OF       TOTAL
                            SECURITIES     OPTIONS/
                            UNDERLYING      SAR'S
                             OPTIONS/     GRANTED TO
                              SAR'S       EMPLOYEES     EXERCISE OR                     GRANT DATE
                             GRANTED      IN FISCAL     BASE PRICE     EXPIRATION    PRESENT VALUE(2)
           NAME                (#)           YEAR        ($/SHARE)        DATE             ($)
           ----             ----------    ----------    -----------    ----------    ----------------
William N. Lane, III......     15,000        17.6       29.75           1/28/05          207,600
Govi C. Reddy.............     12,000        14.1       29.75           1/28/05          166,080
Elliott L. Smith..........      5,000         5.8       29.75           1/28/05           69,200
Walter M. Hebb............      3,500         4.1       29.75           1/28/05           48,400

---------------
(1) All options granted to the named individuals were granted under the Company's 1989 Stock Option Plan on January 29, 1997. Twenty-five percent (25%) of each option first became exercisable one (1) year after the respective grant date. Only twenty-five percent (25%) of an initial option grant may be exercised during any one (1) year period commencing with the anniversary date of an option grant. All of these options were granted with an exercise price equal to the closing price of the Company's Common Stock after trading on the grant date in the NASDAQ stock market. No SARs were granted in connection with these option grants.

(2) Based on the Black-Scholes stock option pricing model. The following assumptions were made for purposes of calculating the Grant Date Present
    Value: the option term is assumed to be eight years; volatility at 37.15; a dividend yield of 1.5%; and, a risk free interest rate of 6.65%. The actual value, if any, a named individual may realize will depend on the market value of the underlying shares at the time the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing stock options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

                                                                                VALUE OF
                                                              NUMBER OF        UNEXERCISED
                                                             UNEXERCISED      IN-THE-MONEY
                                  SHARES                      OPTIONS/        OPTIONS/SARS
                                 ACQUIRED                     SAR'S AT        AT FY-END(2)
                                    ON          VALUE          FY-END         EXERCISABLE/
                                 EXERCISE    REALIZED(1)    EXERCISABLE/      UNEXERCISABLE
             NAME                  (#)           ($)        UNEXERCISABLE          ($)
             ----                --------    -----------    -------------     -------------
William N. Lane, III...........   16,188      179,287        8,750/97,750    103,906/750,219
Govi C. Reddy..................    4,300       55,669       10,500/79,050    132,125/720,450
Elliott L. Smith...............       --           --        7,250/26,750     48,750/191,969
Walter M. Hebb.................    2,025       23,750        3,900/22,800     45,475/183,200

---------------
(1) Value realized represents the difference between the option exercise price and the fair market value of the Company's Common Stock on the date the option was exercised.
(2) Based on fair market value of $30.00 per Common Share on December 31, 1997.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Composite Index and a peer group consisting of other companies that manufacture and sell office products.

                                                  General                              NASDAQ
             Measurement Period                   Binding                           Total Return
           (Fiscal Year Covered)                Corporation        Peer Group          Index
12/92                                                      100               100               100
12/93                                                       84                99               115
12/94                                                      106                90               112
12/95                                                      110               136               159
12/96                                                      168               157               195
12/97                                                      171               200               240

     The peer group used in the preceding graph consists of the Company, The Standard Register Company, Tab Products Co., Ennis Business Forms, Inc., Hunt Manufacturing Co., A.T. Cross Company, Dixon Ticonderoga Company, Smith Corona Corporation, Gradco Systems, Inc.(1), Day Runner, Inc., Varitronic Systems, Inc.(1), United Stationers Inc., and Duplex Products Inc.(1)

                          TRANSACTIONS WITH MANAGEMENT

     In 1978 the Company implemented a Recapitalization Plan which had been previously approved by the stockholders. As part of the Plan the Company entered into an agreement with Lane Industries, Inc., providing for the sharing of Federal income tax savings, if any, between the Company and Lane Industries, Inc., resulting from the filing of consolidated Federal income tax returns. In 1997 the Company made $6,200,000 in payments pursuant to this Agreement which represented the Company's portion of its tax liability under this Agreement.

     In 1985 the Company entered into an Agreement with Lane Industries, Inc. under which the Company would receive twenty per cent (20%) of tax savings, if any, realized by filing unitary state tax returns on a combined basis with Lane Industries, Inc. In 1997 the Company made $41,000 in payments pursuant to this Agreement which represented the Company's portion of its state income tax liabilities under this Agreement.

     Certain Lane Industries, Inc. personnel perform federal and state income tax planning, legal, risk management, acquisition due diligence and finance services for the Company. In 1997 and the first two months of 1998, the Company has paid $2,257,769 to Lane Industries, Inc. for these and related support services and facilities costs. Management of the Company believes that these costs are reasonable and fair and that the expense incurred is less than the expense the Company would incur for employing its own personnel with comparable levels of skill and experience to perform these services.

     The Company makes reservations for business travel and accommodations through a travel agency which is controlled by Lane Industries, Inc. The Company pays the rates charged by the various carriers, hotels and car rental companies which in turn pay commissions to this travel agency. The Company booked approximately $1,105,600 of business travel and accommodations through such travel agency in 1997 and the first two months of 1998.

     On October 20, 1997, in anticipation of needing Swiss francs to complete its purchase of Ibico AG, the Company agreed to purchase 20 million Swiss francs from Lane Investment Limited Partnership ("LILP"), of which Lane Industries, Inc. is the General Partner, at a cost of approximately $13,829,000. The price paid for the Swiss francs was based on the mid-point between the bid and ask forward exchange rates for April 30, 1998, the date the francs were to be delivered to the Company, as established on the contract date by the Bank of New York. The delivery date of the purchase was subsequently changed to February 27, 1998 to coincide with the scheduled closing date of the Ibico AG transaction. On the delivery date, the Company paid LILP approximately $13,831,200 to acquire the Swiss francs, reflecting the average foreign currency exchange rates on that date. The Swiss francs acquired by the Company were paid to Ibico AG by the Company as part of the purchase price consideration and were in turn used by Ibico AG to repay a pre-closing loan made by LILP to Ibico AG. The Company believes that it paid a lesser amount to LILP for the delivery of the foreign currency than it would have paid in a comparable arms-length open market transaction.

---------------

1 Public trading of shares ceased during the year 1996

     On February 26 and 27, 1998, the Company borrowed a total of $60,000,000 from Lane Industries, Inc. The proceeds of these borrowings were used to help finance the purchase of Ibico AG. The notes issued by the Company for this loan were issued pursuant to a Note Purchase Agreement entered into with Lane Industries, Inc. on February 25, 1998 (the "Loan Agreement"). The Loan Agreement provides, in pertinent part, that (i) the Company may borrow up to $100,000,000 from Lane Industries at any time prior to April 30, 1998; (ii) that all borrowings are subordinated to any other indebtedness of the Company; (iii) that all borrowings shall bear interest at a rate per annum that floats with the London Interbank Offered Rate for three month loans as published by The Wall Street Journal plus a 2% margin through May 26, 1998 and margins ranging from 4% to 8% thereafter; and, (iv) that all borrowings, unless prepaid, would be due on April 14, 2002. The Loan Agreement contains certain covenants made by the Company which, in the aggregate, are less restrictive than those covenants made by the Company to its existing senior lenders. The Company believes that the costs to the Company in connection with the Loan Agreement are lower than those that would be incurred in a comparable arms-length open market transaction.

     In January, 1998 the Company purchased for treasury purposes 4,500 shares of its common stock from Rudolph Grua, one of the Company's Directors. These shares were purchased at a price of $30.5625 each. In March, 1997, the Company purchased for treasury purposes 3,000 shares of its common stock from Mr. Grua's wife at a price of $32.875 each. The price paid for both of these transactions was equal to the average price of the Company's common stock for trades reported on the NASDAQ stock market on the date the transaction took place.

                        PROPOSAL TO RATIFY SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of the Audit Committee, has selected Arthur Andersen & Co. as independent public accountants to make an audit of the accounts of the Company for the year 1998. If this selection is not ratified, the Board of Directors will reconsider its selection.

     The firm of Arthur Andersen & Co. has audited the books of the Company and its predecessor annually since 1948, has offices in or convenient to most of the locations in the United States and foreign countries where the Company operates, and is considered to be well qualified. The Company has been advised by Arthur Andersen & Co. that neither the firm nor any of its partners has any financial interest, either direct or indirect in the Company or any of its subsidiaries. Representatives of Arthur Andersen & Co. will be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS FAVORS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder which is to be presented at the annual meeting to be held in 1999 must be received at the Company's offices in Northbrook, Illinois not later than December 10, 1998 in order to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be presented for consideration at the meeting. Should any other matter requiring stockholders' action or approval be presented to the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to take such action as shall be in accordance with their best judgment in the interest of the Company.

                                         By order of the Board of Directors

                                         Steven Rubin

                                         STEVEN RUBIN
                                         Vice President, Secretary
                                           and General Counsel

Northbrook, Illinois
March 30, 1998

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR 1997 HAS BEEN MAILED TO ALL STOCKHOLDERS. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL.

PROXY                   GENERAL BINDING CORPORATION                     PROXY
                  ONE GBC PLAZA, NORTHBROOK, ILLINOIS  60062
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints William N. Lane, III, Robert J. Stucker and Rudolph Grua, or any other them, with full power of substitution, to represent and to vote as designated on the reverse side, all the shares of General Binding Corporation held of record by the undersigned on March 18, 1998, at the annual meeting of stockholders to be held on May 5, 1998, or at any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND PROPOSAL 2.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE RETURN ENVELOPE.

                 (Continued and to be signed on reverse side)


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


------------------------------------------------------------------------------------------------------------------------------------
                                                    GENERAL BINDING CORPORATION
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /


[                                                                                                                                ]

                                            For All
1. ELECTION OF DIRECTORS    For   Withheld  Except Nominees written below   2. Ratification of the appointment  For  Against Abstain
   R. U. DeSchutter,        / /     / /         / /                            of Arthur Andersen & Co. as      / /    / /    / /
   T. Dimitriou, R. Grua,                             -------------------      independent public accountants
   T. V. Kalebic,                                      Nominee Exception       for the fiscal year 1998.
   J. A. Miller,
   W. N. Lane, III,                                                         3. In their discretion upon such other matters as may
   R. J. Stucker                                                               properly come before the meeting or any adjournment
   A. C. Nielsen, Jr.,                                                         or adjournmemrs thereof.
   G. C. Reddy and
   W. R. Rothwell                                                              The undersigned hereby revokes any proxy or proxies
                                                                               heretofore given to vote upon or act with respect to
                                                                               said stock and hereby ratifies and confirms all that
                                                                               said proxies and substitutes, or any of them, may
                                                                               do by virtue thereof.

                                                                               [ ] I (we) shall attend the meeting.
                                                                               [ ] I (we) shall not attend the meeting.




Signature ________________________________________ Signature if held jointly _______________________________ Dated: _________, 1998
Please sign exactly as name appears hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give full title.  If stock is held in the name of more than one person, all named holders must sign the proxy.
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